UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   KING, CHARLES T
   BASSETT FURNITURE INDUSTRRIES INC
   P O BOX 626
   BASSETT, VA  VA
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   AUGUST 10, 2001
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   BASSETT FURNITURE INDUSTRIES INC
   BSET
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   VICE PRESIDENT CONTROLLER
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
COMMON STOCK                               |519.195*              |D               |                                               |
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*INCLUDES 44.195 SHARES ACQUIRED UNDER THE |                      |                |                                               |
2000 EMPLOYEE STOCK                        |                      |                |                                               |
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    PURCHASE PLAN IN TRANSACTIONS EXEMPT UN|                      |                |                                               |
DER RULE 16b-3(c).                         |                      |                |                                               |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
*OPTION (RIGHT TO BUY)  |2-12-02  |2-11-09  |COMMON                 |3,000    |20.50     |D            |                           |
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*OPTION (RIGHT TO BUY)  |6-26-01  |6-25-10  |COMMON                 |1,667    |11.90625  |D            |                           |
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                        |6-26-02  |6-25-10  |COMMON                 |1,667    |          |             |                           |
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                        |6-26-03  |6-25-10  |COMMON                 |1,666    |          |             |                           |
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*OPTION (RIGHT TO BUY)  |6-26-02  |6-25-11  |COMMON                 |667      |13.03     |D            |                           |
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                        |6-26-03  |6-25-11  |COMMON                 |667      |          |             |                           |
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                        |6-26-04  |6-25-11  |COMMON                 |666      |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
*GRANTED UNDER THE 1997 EMPLOYEE STOCK PLAN WHICH IS A RULE 16b-3
PLAN.
SIGNATURE OF REPORTING PERSON
CHARLES T. KING
DATE
AUGUST 10, 2001